UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 2, 2018

FLUIDIGM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 266-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 2, 2018, Fluidigm Corporation (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“Lender”). The Loan Agreement provides a secured revolving credit facility in an aggregate principal amount of up to $15.0 million at any time outstanding (the “Maximum Amount”). Under the terms of the Loan Agreement, the principal amount of loans at any time outstanding cannot exceed up to 85% of the Company’s eligible receivables and 50% of the Company’s eligible inventory (the “Borrowing Base Limit”), provided that the amount of eligible inventory that may be counted towards the Borrowing Base Limit shall be subject to a cap as set forth in the Loan Agreement. In connection with entering into the Loan Agreement, the Company will pay certain customary fees and expenses and the proceeds of the loans under the Loan Agreement will be used for working capital and general corporate purposes.

The Lender’s commitments under the Loan Agreement terminate, and all outstanding loans and accrued and unpaid interest are due and payable, on August 2, 2020. Loans under the Loan Agreement will bear interest, at the Company’s option, at an annual rate of (i) prime rate (as customarily defined), plus a margin of 0.50% or (ii) 5.50%. Interest on each advance is due and payable monthly and the principal balance is due at maturity. Subject to certain exceptions, the Company must pay a prepayment fee equal to (i) 2.00% of the Maximum Amount if it prepays all advances and terminates the Loan Agreement prior to August 2, 2019 or (ii) 1.00% of the Maximum Amount if it prepays all advances and terminates the Loan Agreement on or after August 2, 2019 and prior to the maturity date, subject to certain exceptions.

The Company’s obligations under the loan facility are secured by a security interest on substantially all of its assets, excluding intellectual property, but including any proceeds received by the Company in connection with its intellectual property rights.

The Loan Agreement contains customary affirmative covenants and customary negative covenants limiting the Company’s, and its subsidiaries’, ability to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens, pay dividends, enter into affiliate transactions, repurchase stock and make investments, in each case subject to certain exceptions.

The Loan Agreement also contains customary events of default including, among others, payment defaults, breaches of covenants defaults, a material adverse change default, bankruptcy and insolvency defaults, cross defaults with certain material indebtedness, judgment defaults, and inaccuracies of representations and warranties defaults. Upon the occurrence and during the continuance an event of default, Lender may declare all or a portion of the Company’s outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the agreement. During the existence of an event of default, interest on the obligations could be increased to 5.0% above the otherwise applicable rate of interest.

Lender and/or its affiliates have from time to time provided and may in the future provide commercial banking and other banking and/or financial services to the Company and its affiliates, for which they received or may receive customary compensation and expense reimbursement.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of August 2, 2018, by and between Fluidigm Corporation and Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

Date: August 2, 2018	By:	/s/ Nicholas Khadder
Nicholas Khadder Senior Vice President, Legal Affairs, General Counsel, and Secretary